www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2011 RESULTS
~ Fourth Quarter Sales Increased 20.1% and Same-Store Sales Increased 7.6% ~
~ Fourth Quarter Earnings per Share Increased 43.3% to $0.96 vs. $0.67 ~
~ Full Year Earnings per Share Increased 33.8% to $3.01 vs. $2.25 ~

Brentwood, Tennessee, February 1, 2012 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and fiscal year ended December 31, 2011.  Additionally, the company provided a current outlook for fiscal 2012.

Fourth Quarter Results
Net sales increased 20.1% to $1.24 billion from $1.03 billion in the prior year’s fourth quarter.  The fourth quarter included an extra sales week as part of the Company’s 53-week calendar in 2011, which benefited fourth quarter sales by 6.6%.  Same-store sales increased 7.6% compared to a 13.1% increase in the prior-year period.  The 7.6% increase includes an estimated 110 basis point benefit from one additional comparable sales day in the fourth quarter of 2011 versus the prior year.  The same-store sales increase was driven primarily by continued strong results in key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise, as well as various seasonal categories.  Additionally, same-store sales were favorably impacted by inflation, principally in C.U.E. categories.

Gross margin dollars increased 19.7% to $403.2 million from $336.9 million in the prior year’s fourth quarter.  As a percent of sales, gross margin decreased slightly to 32.5% from 32.6% in the prior year.  The decrease in gross margin as a percent of sales resulted primarily from increased transportation costs and the mix shift to C.U.E. products, as well as a charge for a product line that is being discontinued in several hundred stores.  These decreases in gross margin were partially offset by the favorable impact of gross margin initiatives and improved inventory shrink.

Selling, general and administrative expenses, including depreciation and amortization, improved to 23.5% of sales compared to 25.0% of sales in the prior year’s fourth quarter.  The improvement as a percent of sales was primarily attributable to strong same-store sales growth and leverage provided by the 53rd week.  Additionally, the Company exhibited strong expense control with respect to store operating costs and marketing expenditures, partially offset by additional reserves for sales tax audit exposure and the write down of certain e-commerce assets as the Company embarks on a re-platform initiative of its e-commerce site.

Net income for the quarter was $70.5 million, or $0.96 per diluted share, compared to net income of $50.2 million, or $0.67 per diluted share, in the fourth quarter of the prior year.  The Company estimates that the 53rd week in 2011 represented a benefit of approximately $0.09 per diluted share.

The Company opened 31 new stores and relocated one store compared to 27 new store openings and two store closures in the prior year’s fourth quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted that we again achieved strong double-digit increases in both sales and earnings on top of last year’s record results.  Our performance demonstrates that our capability of adapting our assortments to meet consumer demand has been greatly enhanced by the structural improvements we have made to the business in recent years.  Our ability to effectively manage inventory allocation and regionalization continues to reduce our exposure to weather trends and positions us to capitalize on opportunities.”

Full Year Results
Net sales increased 16.3% to $4.23 billion from $3.64 billion in fiscal 2010.  Same-store sales increased 8.2% compared to a 7.0% increase in fiscal 2010.  Gross margin increased 16.9% to $1.41 billion, or 33.2% of sales, compared to $1.20 billion, or 33.1% of sales for fiscal 2010.

Selling, general and administrative expenses, including depreciation and amortization, increased 12.5% to $1.05 billion, or 24.9% of sales, compared to $937.4 million, or 25.8% of sales, for 2010.

For fiscal 2011, net income was $222.7 million, or $3.01 per diluted share, compared to net income of $168.0 million, or $2.25 per diluted share, for fiscal 2010.  The Company estimates that the 53rd week in 2011 represented a benefit of approximately $0.09 per diluted share.

During fiscal 2011, the Company opened 85 new stores, relocated three stores and closed one store compared to 74 new store openings and three store closures during fiscal 2010.

Fiscal 2012 Outlook
The Company anticipates net sales for fiscal 2012 will range between $4.56 billion and $4.66 billion, with same-store sales expected to increase 3% to 5%.  The Company projects 2012 full year net income to range from $3.38 to $3.46 per diluted share.  For the full year, the Company expects 90 to 95 new store openings.

Mr. Wright concluded, “Our performance continues to demonstrate the strength and flexibility of Tractor Supply Company’s business model.  We believe we are planning and executing better than ever and that we have the right product and marketing programs in place for the spring season.  As we continue to enhance the merchandise assortments, our marketing and the in-store shopping experience, we believe we are increasingly being viewed by our customers as the destination of choice for their rural lifestyle needs.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes and will be available through February 15, 2012.

About Tractor Supply Company
At December 31, 2011, Tractor Supply Company operated 1,085 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s year-end financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	December 31, 2011		December 25, 2010		December 31, 2011		December 25, 2010
	(14 weeks)		(13 weeks)		(53 weeks)		(52 weeks)

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,240,028	100.0%	$1,032,649	100.0%	$4,232,743	100.0%	$3,638,336	100.0%
Cost of merchandise sold	836,862	67.5	695,732	67.4	2,825,871	66.8	2,434,671	66.9
Gross margin	403,166	32.5	336,917	32.6	1,406,872	33.2	1,203,665	33.1

Selling, general and administrative expenses	267,959	21.6	239,731	23.2	973,822	23.0	867,644	23.9
Depreciation and amortization	23,662	1.9	18,484	1.8	80,347	1.9	69,797	1.9

Income from operations	111,545	9.0	78,702	7.6	352,703	8.3	266,224	7.3
Interest expense, net	1,036	0.1	687	--	2,087	--	1,284	--

Income before income taxes	110,509	8.9	78,015	7.6	350,616	8.3	264,940	7.3
Income tax expense	39,997	3.2	27,806	2.7	127,876	3.0	96,968	2.7
Net income	$70,512	5.7%	$50,209	4.9%	$222,740	5.3%	$167,972	4.6%

Net income per share:
Basic	$0.99		$0.69		$3.10		$2.31
Diluted	$0.96		$0.67		$3.01		$2.25

Weighted average shares outstanding (000’s):
Basic	71,190		72,812		71,777		72,597
Diluted	73,256		75,135		73,921		74,686

Dividends declared per common share outstanding	$0.12		$0.07		$0.43		$0.28

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$176,965	$257,339
Restricted cash	21,870	--
Short-term investments	--	15,913
Inventories	830,819	736,520
Prepaid expenses and other current assets	51,728	33,945
Deferred income taxes	8,867	--
Total current assets	1,090,249	1,043,717

Property and equipment, net	480,855	395,789
Goodwill	10,258	10,258
Deferred income taxes	--	5,750
Other assets	13,470	7,960

TOTAL ASSETS	$1,594,832	$1,463,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$266,409	$247,388
Accrued employee compensation	48,261	34,576
Other accrued expenses	134,048	127,386
Current portion of capital lease obligations	33	91
Income taxes payable	11,874	8,269
Deferred income taxes	--	8,854
Total current liabilities	460,625	426,564

Capital lease obligations	1,284	1,316
Deferred income taxes	13,827	--
Deferred rent	75,731	70,697
Other long-term liabilities	35,075	31,655
Total liabilities	586,542	530,232

Stockholders’ equity:
Common stock	643	631
Additional paid-in capital	298,426	235,283
Treasury stock	(437,373)	(257,376)
Retained earnings	1,146,594	954,704
Total stockholders’ equity	1,008,290	933,242

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,594,832	$1,436,474

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
	FISCAL YEAR ENDED
	December 31, 2011	December 25, 2010
	(53 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$222,740	$167,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,347	69,797
Loss on disposal of property and equipment	955	1,062
Stock compensation expense	15,041	11,771
Deferred income taxes	1,856	2,690
Change in assets and liabilities:
Inventories	(94,299)	(60,054)
Prepaid expenses and other current assets	(17,783)	(3,201)
Accounts payable	19,021	(14,247)
Accrued employee compensation	13,685	11,851
Other accrued expenses	6,312	26,691
Income taxes payable	3,605	1,004
Other	2,664	7,272

Net cash provided by operating activities	254,144	222,608

Cash flows from investing activities:
Capital expenditures	(166,156)	(96,511)
Proceeds from sale of property and equipment	752	313
Restricted cash deposits	(21,870)	--
Purchases of short-term investments	--	(15,913)
Proceeds from sale of short-term investments	15,913	--

Net cash used in investing activities	(171,361)	(112,111)

Cash flows from financing activities:
Excess tax benefit of stock options exercised	17,435	9,815
Principal payments under capital lease obligations	(90)	(392)
Restricted stock units withheld to satisfy tax obligations	(1,115)	(783)
Repurchase of common stock	(179,997)	(38,172)
Net proceeds from issuance of common stock	31,460	23,878
Cash dividends paid to stockholders	(30,850)	(20,355)

Net cash used in financing activities	(163,157)	(26,009)

Net (decrease) increase in cash and cash equivalents	(80,374)	84,488

Cash and cash equivalents at beginning of period	257,339	172,851

Cash and cash equivalents at end of period	$176,965	$257,339

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$614	$305
Income taxes	103,630	82,821

Non-cash accruals for construction in progress	(350)	--

Selected Financial and Operating Information

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	December 31, 2011 (a)	December 25, 2010 (a)	December 31, 2011 (a)	December 25, 2010 (a)
	(unaudited)		(unaudited)
Sales Information:
Same-store sales increase	7.6%	13.1%	8.2%	7.0%
Non-comp sales (% of total sales)	5.7%	5.5%	5.6%	5.6%

Average transaction value	$45.20	$44.00	$43.33	$42.07
Comp average transaction value increase (decrease)	3.8%	3.9%	3.1%	(0.3)%
Comp average transaction count increase	3.6%	8.8%	5.0%	7.4%

Store Count Information:
Beginning of period	1,054	976	1,001	930
New stores opened	31	27	85	74
Stores closed	--	(2)	(1)	(3)
End of period	1,085	1,001	1,085	1,001

Relocated stores	1	--	3	--

Pre-opening costs (000’s)	$1,744	$1,923	$7,334	$7,143

Balance Sheet Information:
Average inventory per store (000’s) (b)	$723.4	$708.7	$723.4	$708.7
Inventory turns (annualized)	3.49	3.41	3.23	3.09
Financed inventory (b)	37.5%	38.3%	37.5%	38.3%
Share repurchase program:
Cost (000’s)	$7,905	$15,280	$179,997	$38,172
Average purchase price per share	$69.22	$40.88	$58.52	$34.96

(a) Fourth quarter 2011 and fiscal 2011 are calculated based on a 14-week quarter and 53-week year, respectively. Comp calculations have been adjusted to reflect the corresponding comparable period. Fourth quarter 2010 and fiscal 2010 are calculated based on a 13-week quarter and 52-week year, respectively. The additional week in 2011 does not have a significant impact on comparability for those calculations that have not been adjusted for comp purposes.

(b)Assumes average inventory cost, excluding inventory in transit.